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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number  0-14699
                         ----------------------------

                              Marietta Corporation
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             (Exact name of registrant as specified in its charter)

                             37 Huntington Street
                           Cortland, New York 13045
                                (607) 753-6746
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under
                        section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)               [X]    Rule 12h-3(b)(1)(ii)    [  ]
Rule 12g-4(a)(1)(ii)              [ ]    Rule 12h-3(b)(2)(i)     [  ]
Rule 12g-4(a)(2)(i)               [ ]    Rule 12h-3(b)(2)(ii)    [  ]
Rule 12g-4(a)(2)(ii)              [ ]    Rule 15d-6              [  ]
Rule 12h-3(b)(1)(i)               [X]

     Approximate number of holders of record as of the certification or notice date:
                   One
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Marietta Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  March 18, 1996               BY: /s/ Barry W. Florescue
            ______________________         ------------------------
                                            Name:  Barry W. Florescue
                                            Title:  President and Chief
                                            Executive Officer